                                                                    Exhibit 11

                                 GENERAL ELECTRIC COMPANY
                           COMPUTATION OF PER SHARE EARNINGS -a)

(Shares in thousands, dollar amounts, except earnings per share, in millions)

                                                                               Fully
                                                 Earnings      Primary       diluted
                                               per common     earnings      earnings
Three months ended March 31, 1994                   share    per share     per share
- - ---------------------------------              ----------    ---------     ---------
Net earnings applicable to common stock            $1,068       $1,068        $1,068
Dividend equivalents (net of tax) applicable
   to deferred incentive compensation shares            -            2             2
                                                ---------    ---------     ---------
      Earnings for per-share calculations          $1,068       $1,070        $1,070
                                                ---------    ---------     ---------
Average number of shares outstanding            1,707,848    1,707,848     1,707,848
Average number of deferred incentive
   compensation shares                                  -        8,622         8,622
Average stock option shares                             -       11,756        11,756
Average number of restricted stock units                -        1,094         1,094
                                                ---------    ---------     ---------
      Shares for earnings calculation           1,707,848    1,729,320     1,729,320
                                                ---------    ---------     ---------
Earnings per share                                  $0.62        $0.62         $0.62
- - ------------------                              =========    =========     =========

Three months ended March 31, 1993
- - ----------------------------------
Net earnings applicable to common stock            $  298       $  298        $  298
Dividend equivalents (net of tax) applicable
   to deferred incentive compensation shares            -            -             -
                                                ---------    ---------     ---------
      Earnings for per-share calculations          $  298       $  298        $  298
                                                ---------    ---------     ---------
Average number of shares outstanding            1,709,214    1,709,214     1,709,214
Average number of deferred incentive
   compensation shares                                  -        8,722         8,722
Average stock option shares                             -        8,856         9,908
                                                ---------    ---------     ---------
      Shares for earnings calculation           1,709,214    1,726,792     1,727,844
                                                ---------    ---------     ---------
Earnings per share                                  $0.17        $0.17         $0.17
- - ------------------                              =========    =========     =========

(a- Adjusted for the two-for-one stock split on April 28, 1994.